PRESS RELEASE

EPOD Solar Receives Approval for Name Change
and Begins Trading Under New Ticker Symbol (EPDS) on OTC Bulletin Board

August 12, 2009, 2009 – Kelowna, BC – EPOD Solar, Inc. (OTCBB.EPDS), formerly known as Allora Minerals, Inc. (the "Company") which recently announced shareholder approval to change its name, and subsequent application for a new CUSIP identification number for its common stock and application to the Financial Industry Regulatory Authority (FINRA) for a new trading symbol, announced today that it has received a new CUSIP identification number and formal approval from FINRA to change the name of the company from Allora Minerals to EPOD Solar, Inc. It will begin trading under the new stock symbol "EPDS" on the OTC Bulletin Board at the open of business on August 12, 2009.

"This is another key milestone for our company and our plans to become publicly traded," said Michael Matvieshen, EPOD Solar's President and CEO. "We intend to create tremendous value to our shareholders and our partners through our ability to leverage best-in-class solar technology and automated production to drive down system installed costs in areas we are focusing developing projects throughout North America and Europe."

About EPOD Solar:

EPOD Solar manufactures amorphous silicon thin-film solar panels primarily for deployment in its own solar parks by way of a customized manufacturing process and installs the solar panels through its internally developed construction expertise. Throughout Europe and North America, EPOD Solar has developed operating solar projects producing about 1,500 kWp of capacity. It intends to have 100MW manufacturing capacity by the end of 2010.

FORWARD-LOOKING STATEMENTS

This release contains certain "forward-looking statements" relating to the business of EPOD Solar Inc. (the "Company"), which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to reliance on a limited number of customers, market demand, cyclical nature of our markets, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. All information in this press release is as of August 12, 2009 and the Company undertakes no duty to update this information unless required by law.

Contact:

Aspire Clean Tech Communications, Inc.
Todd M. Pitcher, 858-518-1387 or 760-798-4938
Corporate Communications

Source: EPOD Solar Inc. (formerly Allora Minerals, Inc.)